UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Futer,  Christopher  W.
--------------------------------------------------------------------------------
   (Last)   (First)   (Middle)

   16534 Space Center Boulevard
--------------------------------------------------------------------------------
   (Street)

   Houston,  Texas  77058
--------------------------------------------------------------------------------
   (City)   (State)   (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
   Eagle Wireless International, Inc.  (EGLW)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
================================================================================
4. Statement for Month/Year    03/99
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person(s) to Issuer   (Check all applicable)
   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)
              Executive Vice President and Chief Operating Officer
              ----------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [  ] Form filed by one Reporting Person
   [ X] Form filed by more than one Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                           |      |    | |                  |   |           |                   |      |                           |
None (1)                   |      |    | |                  |   |           | -0- (1)           |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

(1) Christopher W. Futer disclaims beneficial ownership, including voting and disposition power, of shares of common stock owned by the Futer Family Trust.  Elizabeth Joan Futer, spouse of Christopher W. Futer, and Matthew W. Futer, son of Christopher W.
    Futer, are Trustees and beneficiaries of the Futer Family Trust.

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

/s/ Christopher W. Futer                                   April 10, 1999
--------------------------------------------------      --------------------
[Signature of Reporting Person (Designated Filer)]             (Date)


              SCHEDULE 1 TO DESIGNATED FILER (CHRISTOPHER W. FUTER)
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*
   The Futer Family Trust
--------------------------------------------------------------------------------
   (Last)   (First)   (Middle)
   16534 Space Center Boulevard
--------------------------------------------------------------------------------
   (Street)
   Houston,  Texas   77058
--------------------------------------------------------------------------------
   (City)   (State)   (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
   Eagle Wireless International, Inc.  (EGLW)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)  91-6475160
================================================================================
4. Statement for Month/Year   03/99
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person(s) to Issuer   (Check all applicable)
   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

              ----------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [  ] Form filed by one Reporting Person
   [ X] Form filed by more than one Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                           |03/01/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   3,000 Shares   | D |   $2.20   |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/12/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   2,000 Shares   | D |  $2.0625  |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/15/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   4,000 Shares   | D |   $2.17   |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/23/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   2,000 Shares   | D |   $2.50   |     1,098,500     |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

The Futer Family Trust

By: /s/  Elizabeth J. Futer, Trustee
--------------------------------------

By: /s/  Matthew W. Futer, Trustee           April 10, 1999
--------------------------------------      ----------------
(Signature of Other Reporting Person)            (Date)


              SCHEDULE 2 TO DESIGNATED FILER (CHRISTOPHER W. FUTER)
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*
   Futer,  Elizabeth Joan
--------------------------------------------------------------------------------
   (Last)   (First)   (Middle)
   16534 Space Center Boulevard
--------------------------------------------------------------------------------
   (Street)
   Houston,  Texas  77058
--------------------------------------------------------------------------------
   (City)   (State)   (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
   Eagle Wireless International, Inc.  (EGLW)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
================================================================================
4. Statement for Month/Year  03/99
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person(s) to Issuer   (Check all applicable)
   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

              ----------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [  ] Form filed by one Reporting Person
   [ X] Form filed by more than one Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                           |03/01/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   3,000 Shares   | D |   $2.20   |                   |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/12/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   2,000 Shares   | D |  $2.0625  |                   |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/15/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   4,000 Shares   | D |   $2.17   |                   |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/23/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   2,000 Shares   | D |   $2.50   |     1,098,500     |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

(1) As Trustee and beneficiary with Matthew W. Futer of the Futer Family Trust.

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

/s/ Elizabeth J. Futer                           April 10, 1999
-------------------------------------         --------------------
(Signature of other reporting person)                (Date)


              SCHEDULE 3 TO DESIGNATED FILER (CHRISTOPHER W. FUTER)
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*
   Futer,  Matthew  W.
--------------------------------------------------------------------------------
   (Last)   (First)   (Middle)
   16534 Space Center Boulevard
--------------------------------------------------------------------------------
   (Street)
   Houston,  Texas  77058
--------------------------------------------------------------------------------
   (City)   (State)   (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
   Eagle Wireless International, Inc.  (EGLW)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
================================================================================
4. Statement for Month/Year  03/99
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person(s) to Issuer   (Check all applicable)
   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

              ----------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [  ] Form filed by one Reporting Person
   [ X] Form filed by more than one Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                           |03/01/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   3,000 Shares   | D |   $2.20   |                   |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/12/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   2,000 Shares   | D |  $2.0625  |                   |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/15/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   4,000 Shares   | D |   $2.17   |                   |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |03/23/|    | |                  |   |           |                   |      |                           |
Common Stock               |99    | S  | |   2,000 Shares   | D |   $2.50   |     1,098,500     |  I   |            (1)            |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

(1) As Trustee and beneficiary with Elizabeth Joan Futer of the Futer Family Trust.

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.             |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction |               |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      |               |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      |               |Date(Month/|                    |Secu-  |Securities  |(D)|Ownership   |
                      |Price of|     |      |               |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |cially      |Ind|            |
                      |tive    |     |      |               |Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | A/|cisa-|Date |   of Share         |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   | D |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |                    |       |            |   |            |
                      |        |     |    | |           |   |     |     |                    |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |                    |       |            |   |            |
                      |        |     |    | |           |   |     |     |                    |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |                    |       |            |   |            |
                      |        |     |    | |           |   |     |     |                    |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |                    |       |            |   |            |
___________________________________________________________________________________________________________________________________|

/s/ Matthew W. Futer                            April 10,1999
-------------------------------------        --------------------
(Signature of other reporting person)              (Date)